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Exhibit 10.14

Form 3400-12 (April 2007)	UNITED STATES DEPARTMENT OF THE INTERIOR BUREAU OF LAND MANAGEMENT COAL LEASE	DEPT. OF INTERIOR BUR. OF LAND MANAGEMENT 2007 JUL 20 AM 10 37 RECEIVED MONTANA STATE OFFICE BILLINGS MONTANA	FORM APPROVED OMB NO. 1004-0073 Expires: March 31, 2010
Serial Number
MTM 94378

PART 1. LEASE RIGHTS GRANTED

This lease, entered into by and between the UNITED STATES OF AMERICA, hereinafter called lessor, through the Bureau of Land Management (BLM), and (Name and Address)

  Spring Creek Coal Company
  P.O. Box 67
  Decker, Montana 59025

hereinafter called lessee, is effective (date) 12/01/2007, for a period of 20 years and for so long thereafter as coal is produced in commercial quantities from the leased lands, subject to readjustment of lease terms at the end of the 20th lease year and each 10-year period thereafter.

Sec. 1. This lease is issued pursuant and subject to the terms and provisions of the;

  ☒
  Mineral Lands Leasing Act of 1920, Act of February 25, 1920, as amended, 41 Stat. 437, 30 U.S.C. 181-287, hereinafter referred to as the Act;

  ☐
  Mineral Leasing Act for Acquired Lands, Act of August 7, 1947, 61 Stat. 913, 30 U.S.C. 351-359;

and to the regulations and formal orders of the Secretary of the Interior which are now or hereafter in force, when not inconsistent with the express and specific provisions herein.

Sec. 2. Lessor, in consideration of any bonuses, rents, and royalties to be paid, and the conditions and covenants to be observed as herein set forth, hereby grants and leases to lessee the exclusive right and privilege to drill for, mine, extract, remove, or otherwise process and dispose of the coal deposits in, upon, or under the following described lands:

          SEE ATTACHED EXHIBIT A

containing 1117.70        acres, more or less, together with the right to construct such works, buildings, plants, structures, equipment and appliances and the right to use such on-lease rights-of-way which may be necessary and convenient in the exercise of the rights and privileges granted, subject to the conditions herein provided.

PART II. TERMS AND CONDITIONS

Sec. 1. (a) RENTAL RATE—Lessee must pay lessor rental annually and in advance for each acre or fraction thereof during the continuance of the lease at the rate of $ 3.00                                     for each lease year.

(b) RENTAL CREDITS—Rental will not be credited against either production or advance royalties for any year.

Sec. 2. (a) PRODUCTION ROYALTIES—The royalty will be 12.5                                     percent of the value of the coal as set forth in the regulations. Royalties are due to lessor the final day of the month succeeding the calendar month in which the royalty obligation accrues.

(b) ADVANCE ROYALTIES—Upon request by the lessee, the BLM may accept, for a total of not more than 10 years, the payment of advance royalties in lieu of continued operation, consistent with the regulations. The advance royalty will be based on a percent of the value of a minimum number of tons determined in the manner established by the advance royalty regulations in effect at the time the lessee requests approval to pay advance royalties in lieu of continued operation.

Sec. 3. BONDS—Lessee must maintain in the proper office a lease bond in the amount of $ 5.000*                                    . The BLM may require an increase in this amount when additional coverage is determined appropriate.

Sec. 4. DILIGENCE—This lease is subject to the conditions of diligent development and continued operation, except that these conditions are excused when operations under the lease are interrupted by strikes the elements, or casualties not attributable to the lessee. The lessor, in the public interest, may suspend the condition of continued operation upon payment of advance royalties in accordance with the regulations in existence at the time of the suspension. Lessee's failure to produce coal in commercial quantities at the end of 10 years will terminate the lease. Lessee must submit an operation and reclamation plan pursuant to Section 7 of the Act not later than 3 years after lease issuance.

The lessor reserves the power to assent to or order the suspension of the terms and conditions of this lease in accordance with, inter alin, Section 39 of the Mineral Leasing Act, 30 U.S.C. 209.

5. LOGICAL MINING UNIT (LMU)—Either upon approval by the lessor of the lessee's application or at the direction of the lessor, this lease will become an LMU or part of an LMU, subject to the provisions set forth in the regulations.

The stipulations established in an LMU approval in effect at the time of LMU approval will supersede the relevant inconsistent terms of this lease so long as the lease remains committed to the LMU. If the LMU of which this lease is a part is dissolved, the lease will then be subject to the lease terms which would have been applied if the lease had not been included in an LMU.

Sec. 6. DOCUMENTS, EVIDENCE AND INSPECTION—At such times and in such form as lessor may prescribe, lessee must furnish detailed statements showing the amounts and quality of all products removed and sold from the lease, the proceeds therefrom, and the amount used for production purposes or unavoidably lost.

Lessee must keep open at all reasonable times for the inspection by BLM the leased premises and all surface and underground improvements, works, machinery, ore stockpiles, equipment, and all books, accounts, maps, and records relative to operations, surveys, or investigations on or under the leased lands.

Lessee must allow lessor access to and copying of documents reasonably necessary to verify lessee compliance with terms and conditions of the lease.

While this lease remains in effect, information obtained under this section will be closed to inspection by the public in accordance with the Freedom of Information Act (5 U.S.C. 552).

Sec. 7. DAMAGES TO PROPERTY AND CONDUCT OF OPERATIONS—Lessee must comply at its own expense with all reasonable orders of the Secretary, respecting diligent operations, prevention of waste, and protection of other resources.

Lessee must not conduct exploration operations, other than casual use, without an approved exploration plan. All exploration plans prior to the commencement of mining operations within an approved mining permit area must be submitted to the BLM.

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Lessee must carry on all operations in accordance with approved methods and practices as provided in the operating regulations, having due regard for the prevention of injury to life, health, or property, and prevention of waste, damage or degradation to any land, air, water, cultural, biological, visual, and other resources, including mineral deposits and formations of mineral deposits not leased hereunder, and to other land uses or users. Lessee must take measures deemed necessary by lessor to accomplish the intent of this lease term. Such measures may include, but are not limited to, modification to proposed siting or design of facilities, timing of operations, and specification of interim and final reclamation procedures. Lessor reserves to itself the right to lease, sell, or otherwise dispose of the surface or other mineral deposits in the lands and the right to continue existing uses and to authorize future uses upon or in the leased lands, including issuing leases for mineral deposits not covered hereunder and approving easements or rights-of-way. Lesser must condition such uses to prevent unnecessary or unreasonable interference with rights of lessee as may be consistent with concepts of multiple use and multiple mineral development.

Sec. 8. PROTECTION OF DIVERSE INTERESTS, AND EQUAL OPPORTUNITY—Lessee must pay when due all taxes legally assessed and levied under the laws of the State or the United States; accord all employees complete freedom of purchase; pay all wages at least twice each month in lawful money of the United States; maintain a safe working environment in accordance with standard industry practices; restrict the workday to not more than 8 hours in any one day for underground workers, except in emergencies; and take measures necessary to protect the health and safety of the public. No person under the age of 16 years should be employed in any mine below the surface. To the extent that laws of the State in which the lands are situated are more restrictive than the provisions in this paragraph, then the State laws apply.

Lessee will comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended, and the rules, regulations, and relevant orders of the Secretary of Labor. Neither lessee nor lessee's subcontractors should maintain segregated facilities.

Sec. 9. (a) TRANSFERS

  ☒
  This lease may be transferred in whole or in part to any person, association or corporation qualified to hold such lease interest.

  ☐
  This lease may be transferred in whole or in part to another public body or to a person who will mine coal on behalf of, and for the use of, the public body or to at person who for the limited purpose of creating a security interest in favor of a lender agrees to be obligated to mine the coal on behalf of the public body.

  ☐
  This lease may only be transferred in whole or in part to another small business qualified under 13 CFR 121.

  Transfers of record title, working or royalty interest must be approved in accordance with the regulations.

(b) RELINQUISHMENT—The lessee may relinquish in writing at any time all rights under this lease or any portion thereof as provided in the regulations. Upon lessor's acceptance of the relinquishment, lessee will be relieved of all future obligations under the lease or the 'relinquished portion thereof, whichever is applicable.

Sec. 10. DELIVERY OF PREMISES, REMOVAL OF MACHINERY, EQUIPMENT, ETC.—At such time as all portions of this lease are returned to lessor, lessee must deliver up to lessor the land leased, underground timbering, and such other supports and structures necessary for the preservation of the mine workings on the leased premises or deposits and place all workings in condition for suspension or abandonment. Within 180 days thereof, lessee must remove from the premises all other structures, machinery, equipment, tools, and materials that it elects to or as required by the BLM. Any such

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structures, machinery, equipment, tools, and materials remaining on the leased lands beyond 180 days, or approved extension thereof, will become the property of the lessor, but lessee may either remove any or all such property or continue to be liable for the cost of removal and disposal in the amount actually incurred by the lessor. If the surface is owned by third parties, lessor will waive the requirement for removal, provided the third parties do not object to such waiver. Lessee must, prior to the termination of bond liability or at any other time when required and in accordance with all applicable laws and regulations, reclaim all lands the surface of which has been disturbed, dispose of all debris or solid waste, repair the offsite and onsite damage caused by lessee's activity or activities incidental thereto, and reclaim access roads or trails.

Sec. 11. PROCEEDINGS IN CASE OF DEFAULT—If lessee fails to comply with applicable laws, existing regulations, or the terms, conditions and stipulations of this lease, and the noncompliance continues for 30 days after written notice thereof, this lease will be subject to cancellation by the lessor only by judicial proceedings. This provision will not be construed to prevent the exercise by lessor of any other legal and equitable remedy, including waiver of the default. Any such remedy or waiver will not prevent later cancellation for the same default occurring at any other time.

Sec. 12. HEIRS AND SUCCESSORS-IN-INTEREST—Each obligation of this lease will extend to and be binding upon, and every benefit hereof will inure to, the heirs, executors, administrators, successors, or assigns of the respective parties hereto.

Sec. 13. INDEMNIFICATION—Lessee must indemnify and hold harmless the United States from any and all claims arising out of the lessee's activities and operations under this lease.

Sec. 14. SPECIAL STATUTES—This lease is subject to the Clean Water Act (33 U.S.C. 1252 et seq.), the Clean Air Act (42 U.S.C. 4274 et seq.), and to all other applicable laws pertaining to exploration activities, mining operations and reclamation, including the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. 1201 et seq.).

Sec. 15. SPECIAL STIPULATIONS

Deferred Bonus Payment Schedule:
1/5 ($ 3,980,440.00) on first anniversary date;
1/5 ($ 3,980,440.00) on second anniversary date;
1/5 ($ 3,980,440.00) on third anniversary date;
1/5 ($ 3,980,440.00) on fourth anniversary date;

See Attached Exhibit B, Exhibit C, and Exhibit D

DEPT. OF INTERIOR
BUR. OF LAND MANAGEMENT

2007 JUL 20 AM 10 37

RECEIVED
MONTANA STATE OFFICE
BILLINGS MONTANA

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THE UNITED STATES OF AMERICA
Spring Creek Coal Company (Company or Lessee Name)	By	Bureau of Land Management
[SIGNATURE ILLEGIBLE] (Signature of Lessee)	/s/ Edward L. Hughes Edward L. Hughes(BLM)
VP Technical Services (Title) LEGAL REVIEW AP	Acting Chief, Branch of Solid Minerals (Title)
7.16.07 (Date)	11-09-2007 (Date)

Title 18 U.S.C. Section l001, makes it a crime for any person knowingly and willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction.

NOTICES

The Privacy Act of 1974 and the regulation in 43 CFR 2.48(d) provide that you be furnished with the following information in connection with information required by this application.

AUTHORITY: 30 U.S.C. 181-287 and 30 U.S.C. 351-359.

PRINCIPAL PURPOSE: BLM will use the information you provide to process your application and determine if you are eligible to hold a lease on BLM Land,

ROUTINE USES: BLM will only disclose the information according to the regulations at 43 CFR 2.56(d).

EFFECT OF NOT PROVIDING INFORMATION: Disclosing the information is necessary to receive a benefit. Not disclosing the information may result in BLM's rejecting your request for a lease.

The Paperwork Reduction Act of 1995 requires us to inform you that:

The BLM collects this information to authorize and evaluate proposed exploration and mining operations on public lands.

Response to the provisions of this lease form is mandatory for the types of activities specified.

The BLM would like you to know that you do not have to respond to this or any other Federal agency-sponsored information collection unless it displays a currently valid OMB control number.

BURDEN HOURS STATEMENT: Public reporting burden for this form is estimated to average one hour per response including the time for reading the instructions and provisions, and completing and reviewing the form. Direct comments regarding the burden estimate or any other aspect of this form to U.S. Department of the Interior, Bureau of Land Management (1004-0073), Bureau Information Collection Clearance Officer (WO-630), 1849 C Street, Mail Stop 401 LS, Washington, D.C. 20240.

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EXHIBIT A

DEPT. OF INTERIOR BUR. OF LAND MANAGEMENT 2007 JUL 20 AM 10 37 RECEIVED MONTANA STATE OFFICE BILLINGS MONTANA

Tract 1:

T. 8 S., R. 39 E., P.M.M.

Sec. 13:	SW1/4NW1/4NW1/4, SW1/4NW1/4, SW1/4SE1/4NW1/4, N1/2SW1/4, N1/2SW1/4SW1/4, N1/2SE1/4SW1/4SW1/4,SE1/4SE1/4SW1/4SW1/4, SE1/4SW1/4, NW1/4NW1/4SE1/4, S1/2NW1/4SE1/4, N1/2SW1/4SE1/4, SW 1/4 SW1/4 SE1/4
Sec. 14:
Beginning at a point bearing S. 60° 25' 06" E., 2299.67 feet from the section corner of sections. 10, 11, 14, and 15 and on the N-S center line of the NE1/4NW1/4 of section 14 and at 528.30 feet southerly from the NE-NW 1/64 section corner of section 14; thence on the exclusion boundary line, S. 90° 00' 00" E., 317.70 feet; thence, S. 55°21' 33" E., 1741.06 feet; thence N. 38° 32' 16" E., 1422.65 feet, to a point on the N-S center line of the NE1/4NE1/4 of said section; thence northerly on the N-S center line of the NE1/4NE1/4 of said section to the NE-NE 1/64 section corner of said section; thence easterly on the E-W center line of the NE1/4NE1/4 of said section to the N-N 1/64 section corner of sections 13 and 14; thence southerly on the section line between sections 13 and 14 to the N-S-S 1/256 section corner of sections 13 and 14; thence westerly on the E-W center line of the NE1/4SE1/4SE1/4 of section 14 to the NE-SE-SE 1/256 section corner of said section; thence northerly on the N-S center line of the NE1/4SE1/4SE1/4 of said section to the C-E-E-SE 1/256 section corner of said section, on the E-W center line of the SE 1/4 of said section; thence westerly on the E-W center line of the SE 1/4 of said section to the C-E-SE 1/64 section corner of said section; thence northerly on the N-S center line of the NE1/4SE1/4 of said section to the C-S-NE-SE 1/256 section corner of said section; thence westerly on the E-W center line of the SE1/4NE1/4SE1/4 of said section to the C-S-N-SE 1/256 section corner of said section; thence northerly on the N-S center line of the SE 1/4 of said section to the C-E 1/16 section corner of said section; thence westerly on the E-W center line of said section to the C 1/4 section corner of said section; thence northerly on the N-S center line of said section to the C-S-N 1/64 section corner of said section; thence westerly on the E-W center line of the S 1/2 of the NW 1/4 of said section to the SW-NW 1/64 section corner of said section; thence northerly on the N-S center line of the SW1/4NW1/4 of said section to the C-W-NW 1/64 section corner of said section; thence easterly on the E-W center line of the NW 1/4 of said section to the C-E-NW 1/64 section corner of said section; thence northerly on the N-S center line of the NE1/4NW1/4 of said section to the point of beginning, containing 137.70 acres, more or less.
Sec. 24:	N1/2NE1/4NW1/4

        Total: 425.2 acres

Tract 2:

T. 8 S., R. 39 E., P.M.M.

Sec. 15:	W1/2SW1/4SE1/4, SE1/4SW1/4SE1/4
Sec. 22:	NE1/4NE1/4, N1/2NW1/4NE1/4, SE1/4NW1/4NE1/4, NE1/4SE1/4NE1/4, NE1/4NE1/4NW1/4
Sec. 23:	SW1/4SW1/4NW1/4NE1/4, S1/2N1/2NW1/4, S1/2NW1/4

        Total: 242.5 acres

Tract 3:

T. 8 S., R. 39E., P.M.M.

Sec. 25:	SW1/4SW1/4
Sec. 26:	SW1/4NE1/4NE1/4SW1/4, W1/2NW1/4NE1/4SW1/4, SE1/4NW1/4NE1/4SW1/4, S1/2NE1/4SW1/4, NW1/4SW1/4, N1/2SE1/4SW1/4, S1/2NW1/4SE1/4, S1/2SE1/4
Sec. 27:	SW1/4NW1/4SE1/4NE1/4, S1/2SE1/4NE1/4, NW1/4NE1/4SW1/4NE1/4, S1/2NE1/4SW1/4NE1/4, W1/2SW1/4NE1/4, SE1/4SW1/4NE1/4, E1/2SE1/4NW1/4, N1/2NE1/4SE1/4, SE1/4NE1/4SE1/4, NE1/4NW1/4SE1/4

        Total: 350.0 acres

Tract 4

T. 8 S., R. 40 E., P.M.M.

Sec. 30:	S1/2NW1/4SE1/4, S1/2SE1/4

        Total: 100.0 acres

    Containing approximately 1,117.700 acres in Big Horn County, Montana

EXHIBIT B

COAL LEASE SPECIAL STIPULATIONS

Sec. 15. SPECIAL STIPULATIONS—In addition to observing the general obligations and standards of performance set out in the current regulations, the lessee shall comply with and be bound by the following stipulations. These stipulations are also imposed upon the lessee's agents and employees. The failure or refusal of any of these persons to comply with these stipulations shall be deemed a failure of the lessee to comply with the terms of the lease. The lessee shall require his agents, contractors and subcontractors involved in activities concerning this lease to include these stipulations in the contracts between and among them. These stipulations may be revised or amended, in writing, by the mutual consent of the lessor and the lessee at any time to adjust to changed conditions or to correct an oversight.

(a)
CULTURAL RESOURCES—

(1)
Before undertaking any activities that may disturb the surface of the leased lands, the lessee shall conduct a cultural resource intensive field inventory in a manner specified by the Authorized Officer of the BLM (hereinafter referred to as the Authorized Officer) on portions of the mine plan area, or exploration plan area, that may be adversely affected by lease-related activities and which were not previously inventoried at such a level of intensity. Cultural resources are defined as a broad, general term meaning any cultural property or any traditional lifeway value, as defined below:

      Cultural property: a definite location of past human activity, occupation, or use identifiable through field inventory (survey), historical documentation, or oral evidence. The term includes archaeological, historic, or architectural sites, structure, or places with important public and scientific uses and may include traditional cultural or religious importance to specified social and/or cultural groups. Cultural properties are concrete, material places, and things that are classified, ranked, and managed through the system of inventory, evaluation, planning, protection, and utilization.

      Traditional lifeway value: the quality of being useful in or important to the maintenance of a specified social and/or cultural group's traditional systems of (a) religious belief, (b) cultural practice, or (c) social interaction, not closely identified with definite locations. Another group's shared values are abstract, nonmaterial, ascribed ideas that one cannot know about without being told. Traditional lifeway values are taken into account through public participation during planning and environmental analysis.

      The cultural resources inventory shall be conducted by a qualified professional cultural resource specialist; i.e., archaeologist, anthropologist, historian, or historical architect, as appropriate and necessary, and approved by the Authorized Officer (BLM if the surface is privately owned). A report of the inventory and recommendations for protection of any cultural resources identified shall be submitted to the Assistant Director of the Western Support Center of the Office of Surface Mining (hereinafter referred to as the Assistant Director) by the Authorized Officer. Prior to any on-the-ground cultural resource inventory, the selected professional cultural resource specialist shall consult with the BLM, the Northern Cheyenne Cultural Protection Board, and the Crow Historic and Cultural Committee. The purpose of this consultation will be to guide the work to be performed and to identify cultural properties or traditional lifeway values within the immediate and surrounding mine plan area. The lessee shall undertake measures, in accordance with instructions from the Assistant Director, to protect cultural resources on the leased lands. The lessee shall not commence the surface-disturbing activities until permission to proceed is given by the Assistant Director in consultation with the Authorized Officer.

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  (2)
  The lessee shall protect all cultural resource properties within the lease area from lease related activities until the cultural resource mitigation measures can be implemented as part of an approved mining and reclamation plan or exploration plan.

  (3)
  The cost of carrying out the approved site mitigation measures shall be borne by the lessee.

  (4)
  If cultural resources are discovered during operations under this lease, the lessee shall immediately bring them to the attention of the Assistant Director, or the Authorized Officer if the Assistant Director is not available. The lessee shall not disturb such resources except as may be subsequently authorized by the Assistant Director. Within two (2) working days of notification, the Assistant Director will evaluate or have evaluated any cultural resources discovered and will determine if any action may be required to protect or preserve such discoveries. The cost of data recovery for cultural resources discovered during lease operations shall be borne by the surface managing agency unless otherwise specified by the Authorized Officer.

  (5)
  All cultural resources shall remain under the jurisdiction of the United States until ownership is determined under applicable law.

  (6)
  Spring Creek Coal Company shall conduct site recordation and site testing at Cultural Resource Site 24BH404 in accordance with Tasks 1 through 4 of the petroglyph mitigation plan found in Appendix D of the EA and as modified below. The recordation will be a non-invasive technique that does not alter the rock surface, and can be digitally stored for future study and possibly to recreate the rock art figures. Site testing will include up to five, 1-meter by 1-meter shallow excavations. Testing will be coordinated with the Northern Cheyenne THPO and any findings will be shared with the THPO. Coordination will include prior notification of any field work, with sufficient time to allow the Northern Cheyenne to schedule their attendance during the field work, and will allow the Northern Cheyenne the opportunity to provide comments on the locations of each excavation.

(b)
PALEONTOLOGICAL RESOURCES—

If a paleontological resource, either large and conspicuous, and/or of significant scientific value is discovered during construction, the find will be reported to the authorized officer immediately. Construction will be suspended within 250 feet of said find. An evaluation of the paleontological discovery will be made by a BLM approved professional paleontologist within five (5) working days, weather permitting, to determine the appropriate action(s) to prevent the potential loss of any significant paleontological value. Operations within 250 feet of such discovery will not be resumed until written authorization to proceed is issued by the Authorized Officer. The lessee will bear the cost of any required paleontological appraisals, surface collection of fossils, or salvage of any large conspicuous fossils of significant interest discovered during the operation.

(c)
PUBLIC LAND SURVEY PROTECTION—

The lessee will protect all survey monuments, witness corners, reference monuments, and bearing trees against destruction, obliteration, or damage during operations on the lease areas. If any monuments, corners or accessories are destroyed, obliterated or damaged by this operation, the lessee will hire an appropriate county surveyor or registered land surveyor to reestablish or restore the monuments, corners, or accessories at the same locations, using surveying procedures in accordance with the "Manual of Surveying Instructions for the Survey of Public Lands of the United States." The survey will be recorded in the appropriate county records, with a copy sent to the authorized officer.

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(d)
RESOURCE RECOVERY AND PROTECTION PLAN (R2P2)—

Notwithstanding the approval of a resource recovery and protection plan (R2P2) by the BLM, lessor reserves the right to seek damages against the operator/lessee in the event (i) the operator/lessee fails to achieve maximum economic recovery (MER) [as defined at 43 CFR 3480.0-5.2(21)] of the recoverable coal reserves or (ii) the operator/lessee is determined to have caused a wasting of recoverable coal reserves. Damages shall be measured on the basis of the royalty that would have been payable on the wasted or unrecovered coal.

The parties recognize that under an approved R2P2, conditions may require a modification by the operator/lessee of that plan. In the event a coal bed or portion thereof is not to be mined or is rendered unmineable by the operation, the operator shall submit appropriate justification to obtain approval by the authorized officer to leave such reserves unmined. Upon approval by the authorized officer, such coal beds or portions thereof shall not be subject to damages as described above. Further, nothing in this section shall prevent the operator/lessee from exercising its right to relinquish all or a portion of the lease as authorized by statute and regulation.

In the event the authorized officer determines that the R2P2 as approved will not attain MER as the result of changed conditions, the authorized officer will give proper notice to the operator/lessee as required under applicable regulations. The authorized officer will order a modification if necessary, identifying additional reserves to be mined in order to attain MER. Upon a final administrative or judicial ruling upholding such an ordered modification, any reserves left unmined (wasted) under that plan will be subject to damages as described in the first paragraph under this section.

Subject to the right to appeal hereinafter set forth, payment of the value of the royalty on such unmined recoverable coal reserves shall become due and payable upon determination by the authorized officer that the coal reserves have been rendered unmineable or at such time that the lessee has demonstrated an unwillingness to extract the coal.

The BLM may enforce this provision either by issuing a written decision requiring payment of the MMS demand for such royalties, or by issuing a notice of non-compliance. A decision or notice of non-compliance issued by the lessor that payment is due under this stipulation is appealable as allowed by law.

(e)
MULTIPLE MINERAL DEVELOPMENT—

Operations will not be approved which, in the opinion of the authorized officer, would unreasonably interfere with the orderly development and/or production from a valid existing mineral lease issued prior to this one for the same lands.

The BLM realizes that coal mining operations conducted on Federal coal leases issued within producing oil and gas fields may interfere with the economic recovery of oil and gas; just as Federal oil and gas leases issued in a Federal coal lease area may inhibit coal recovery. BLM retains the authority to alter and/or modify the R2P2 for coal operations on those lands covered by Federal mineral leases so as to obtain maximum resource recovery.

(f)
LAND USE—

Spring Creek Coal Company will be required to relinquish the affected portions of Land Use Lease MTM 74913 when the subject lands are leased.

(g)
RECLAMATION/WILDLIFE—

Spring Creek Coal Company will be required to reclaim disturbed habitats within the areas designated as Unsuitable for Lease with Exceptions and Suitable with Stipulations back to wildlife habitat as outlined in the reclamation requirements of state and federal mine permits that would be revised as a result of approving the lease by application.

Spring Creek Coal Company will be required to mitigate the loss of the prairie falcon eyrie in Section 14, T.8S., R.39E. according to the mitigation plan outlined in Appendix C of the EA.

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DEPT. OF INTERIOR BUR. OF LAND MANAGEMENT 2007 JUL 20 AM 10 38 RECEIVED MONTANA STATE OFFICE BILLINGS MONTANA

APPENDIX C

SPRING CREEK MINE PRAIRIE FALCON
MITIGATION PLAN

APPENDIX C

SPRING CREEK MINE PRAIRIE FALCON MITIGATION PLAN

INTRODUCTION

The Spring Creek Mine is located approximately eight miles north-northwest of Decker, Big Horn County, Montana. The mine has been in operation since 1980, and wildlife monitoring has been conducted each year since then. Those monitoring efforts have revealed two prairie falcon (Falcon mexicanus) nests within a territory associated with the mine. The operator is seeking a coal lease that would expand mining further north and eventually eclipse one of the prairie falcon nests. This document outlines the history of prairie falcons in the Spring Creek area, the anticipated impacts of mine expansion on falcons and their nests, and a proposed strategy to mitigate those impacts down to non-significant levels.

NESTING HISTORY

Wildlife monitoring at the Spring Creek Mine has included annual surveys for nesting raptors since 1976. Since 1994, those surveys have included monitoring of all known nests and a thorough search for new nests within the 45.4-mi2 wildlife study area that includes the permit area and an approximate two-mile perimeter.

The two known prairie falcon nest sites (hereafter eyries) in the Spring Creek wildlife survey area are located to the north and northwest of the mine. The eyries are about 3.7 miles apart, but are presumed to be within the territory of a single pair of prairie falcons. PFla is northwest of the mine in SW1/4 SW1/4 Section 5, T8S, R39E, and PF1b is just north of the mine in NW1/4 NE1/4 Section 14 (Figure C-1).

Baseline monitoring may have documented the existence of a raptor nest site in the vicinity of PFlb as early as 1978. Prairie falcons were documented nesting in the area in 1995 (Table C-1). In total, prairie falcons were documented in the Spring Creek area during 11 of the last 13 years (1994-2006). Comprehensive monitoring of territory PF1 between 1995 and 2006 has determined:

  •
  Territory PF1 (Nests PFla and PF1b) was active at least nine of the last 11 years, with five successful attempts producing 18 young; (1996 and 1998 were not included in the analysis since the status of both nests was not determined);

  •
  In addition to the nine years prairie falcons nested in the area, they were also seen on one or more occasions during two other years (2004 and 2005);

  •
  Nest PFla was active three of the 11 years, producing 11 young (3.7 young/attempt);

  •
  Nest PF1b was active six of the 11 years, producing 7 young (1.7 young/attempt);

  •
  Nest PF1a produced young three of the three years used (100%);

  •
  Nest PF1b produced young two of the six years used (33%);

  •
  It has been documented that falcons will use PFla if PFlb is not available (falcons were successful at PF1a in 2003 when great horned owls nested in PF1b).

As of 1989, at least 10 historic prairie falcon territories (14 nest sites) had been identified within approximately 12 miles of the cliff (Figure C-1) (DCC Unpublished Data). The maximum number of active prairie falcon territories during any one year of monitoring was seven territories (1989). Regional monitoring by Decker Coal Company (DCC) was discontinued in 1989. Since 1994, surveys conducted by Spring Creek Coal Company (SCCC) have included monitoring of all known nests and a thorough search for new nests within the 45.4-mi2 SCCC wildlife study area that includes the permit area and an approximate two-mile perimeter. SCCC monitoring includes only one (PF1) of the 10 territories monitored by DCC.

DEPT OF INTERIOR
BUR. OF LAND MANAGEMENT

2007 JUL 20 AM 10 38

RECEIVED
MONTANA STATE OFFICE
BILLINGS MONTANA

[MAP]

Figure C-1. Known Prairie Falcon Nests/Territories and Potential Nest Sites.

Table C-1. Status and productivity of the two known prairie falcon eyries at the Spring Creek Mine.

Year	PFla	PF1b/GHO8
1993	—	—
1994	—	Inactive
1995	Active, 4 yg fledged	Inactive
1996	Unknown	Inactive
1997	Active, 3 yg fledged	Inactive
1998	Unknown	Active, unsuccessful
1999	Inactive	Active, 5 yg fledged
2000	Inactive	Active, unsuccessful
2001	Inactive	Active-tended
2002	Inactive	Active, 2 yg fledged
2003	Active, 4 yg fledged	Active (great-horned owls), 1 yg fledged
2004	Inactive	Inactive
2005	Inactive	Inactive
2006	Inactive	Active, unsuccessful

At least seven other active prairie falcon territories and 14 viable prairie falcon nests were documented within 12 miles of PF1b in 1989 (DCC Unpublished data). A fixed-wing aerial raptor survey conducted for the BLM in 2004 covering approximately 3,209,408 acres in Bighorn County, of which SCCC ownership was included, did not identify any new or active prairie falcon nests within the targeted survey area (Greystone, 2004). It is acknowledged that it is difficult to determine the status of prairie falcon nests during fixed-wing aerial surveys. Two other active prairie falcon territories were documented within 12 miles of PF1b in 2006, although surveys of the entire area were not conducted. Recent comprehensive territory/nest status surveys have not been conducted over the entire 12:-mile area.

POTENTIAL IMPACTS

As of July 2006, the PF1a nest was 2.8 miles beyond the Spring Creek permit area and well buffered from mining activities. PFlb was within the permit area and 1,000 feet from the closest lease boundary, but mining activities were not visible from the nest cavity. Site PFlb is within a tract of land that has been designated unsuitable for coal leasing without exception by the Bureau of Land Management

(BLM). Unsuitability criterion number 13 states that Federal lands containing a falcon (excluding kestrel) cliff nesting site with an active nest and a buffer zone of Federal land around the nest site shall be considered unsuitable. This designation could be changed in accordance with the regulations found at 43 CFR 3461, 2-1. SCCC has applied for a Lease by Application (LBA) to acquire the Federal coal on approximately 1207 acres within the current SCCC permit boundary. The Proposed Action described in the LBA environmental assessment document would remove the unsuitable without exceptions designation and allow the removal of the cliff feature, provided specific stipulations and mitigation measures were implemented prior to removal (refer to Sections 1.5 and 2.1 and Appendix B to the Spring Creek Mine Expansion EA document). Alternative 2 would preserve the integrity of the feature but allow disturbance within the 1,200-foot buffer (refer to Sections 1.5 and 2.3 and Appendix B in the Spring Creek Mine Expansion EA document). Alternatives 1 and 3 would prohibit disturbance within the foot buffer (refer to Sections 1.5, 2.2, and 2.4 in the Spring Creek Mine Expansion EA documents.

Physical destruction of an inactive migratory bird nest/nest site is not, in and of itself, a violation of the Migratory Bird Treaty Act (MBTA). However, any activity that results in the destruction of eggs or death of birds (including nestlings) constitutes a 'take', and is a violation of MBTA. As the lead Federal agency on coal leasing actions, the BLM is obligated to assess the potential environmental impacts of proposed actions and has the discretion to restrict or deny leases, or impose conditions to prevent or mitigate negative impacts.

MONITORING AND MITIGATION

SCCC is proposing strategies that would minimize the potential negative impacts of encroachment on and the eventual elimination of the PF1b nest site. These strategies would be implemented if the unsuitable for lease without exception designation were changed to allow leasing and eventual mining. The following strategy would: 1) prevent the disruption or failure of any nesting attempts at PFlb prior to its actual removal, and 2) enhance the long-term nesting opportunities for prairie falcons in the area by creating several suitable nest sites on mine property.

Avoidance/Deterrence

To minimize negative impacts as mining approaches PFlb, surface disturbing activities and prolonged human activity will be restricted within 1,200 feet of the nest from 1 April through 15 July. If biologists confirm that the nest is not active by early May of any given year, activities can resume in the vicinity of the nest. If nest site removal is anticipated to occur during the subsequent breeding season, SCCC will deter nesting activities at PFlb prior to the onset of breeding activities. Deterring methods could include screening/blocking the known site and any other possible sites on the cliff face, or other techniques approved by the USFWS.

Enhanced Visual Monitoring

Additional time will be allocated each year (beginning in 2007) to monitor known nests within the territory more closely. When a nest is active, SCCC will document the presence and behavior of prairie falcons and also attempt (through visual observations) to glean some understanding of the pair's home range. Familiarity with a raptor pair's home range and movements can increase the likelihood of successful nest relocation (Postovit et al. 1982). To assess the effects of PFlb removal SCCC will monitor the status of the 10 prairie falcon territories indicated on Figure C-1 starting one breeding season prior to the removal of the cliff feature. This additional monitoring will continue for two breeding seasons after the feature is removed.

Habitat Enhancements

To mitigate the eventual removal of the sandstone feature that hosts PF1b and ensure the long-term availability of adequate nesting sites for prairie falcons, the mine will construct at least three additional artificial eyries. Specifically, standard and alternative reclamation practices will be used to create at least one suitable cliff/bluff with at least two nest cavities per bluff on Spring Creek final reclamation. SCCC will also construct at least one additional eyrie on a suitable native cliff/bluff.

From a regulatory standpoint, bluff features can be developed from competent highwall segments when such features were components of the original topography (WCFWRU 1994). Highwall remnants can be successfully modified to simulate natural rimrocks or cliffs if the final highwall is cut through competent, erosionally resistant materials (Green and Salter 1987; Ward 1987). The construction of artificial nest holes and ledges has been employed to mitigate impacts of other development projects on prairie falcons. Follow-up studies have revealed that prairie falcons readily accept artificially created eyries [ILLEGIBLE] Steel 1976, Fyfe and Armbruster 1977, Fyfe 1989, Mayer and Licht 1995, Banasch and Barry 1998, Paton 1999). Artificial eyries have also been created in mine highwalls as part of reclamation efforts (Tessmann 1982, Waage 1986, Green and Salter 1987, Anderson and Squires 1997).

Cavities should be built in solid, non-eroding rock (Call 1979). Cliff instability can be a serious problem in both construction and maintenance of artificial eyries, especially in areas dominated by sedimentary materials (Fyfe and Armbruster 1977). Cavities can be efficiently excavated using manual or power hand tools (Fyfe and Armbruster 1977, Mayer and Allen 1987). Smith (1985) describes a procedure for creating artificial prairie falcon nest cavities on native or reclaimed cliff/bluff features. Internal reinforcements against erosion can increase the persistence of excavated sites (Mayer and Allen 1987, Mayer and Licht 1995). Mayer and Allen (1987) reinforced artificial eyries built in sandstone-clay substrate with building mortar over a frame of metal, wood, or fiberglass. It is desirable to construct several alternate nest cavities in the same cliff to reduce competition with other cliff nesting raptors (Enderson 1964, Runde and Anderson 1986, Runde. 1987).

Optimal location and structure will increase the likelihood of occupancy at artificial nests (Boyce et al. 1982). Reported average heights of cliffs hosting prairie falcon nests and the nests themselves range from 11-29 m and 7-18 m, respectively, and eyries are typically on the upper third of the cliff face (Enderson 1964, Runde and Anderson 1986, Allen 1987). Eyrie aspect is quite variable, but they are typically oriented southeasterly to southwesterly (Enderson 1964, Allen 1987). Recommended specifications for artificial eyries include a floor of at least 7000 cm2, a height of >30 cm, a 5-10% slope toward the front, horizontal exposure of about 54 degrees, and gravel or loose material to create a nest cup (Enderson 1964, Fyfe and Armbruster 1977, Runde 1987).

Investigations by SCCC indicate that the sandstone stratigraphic unit that outcrops at the PFlb cliff site is continuous to the north and would be available for creating a reclaimed cliff feature from the final highwall, following coal removal (SCCC 2001 Volume 1B: 313 Addendum D—in review by MDEQ). Additional core drilling and/or geotechnical analysis would be required to document the presence of competent, erosionally resistant material in any area considered for cliff feature re-establishment. A tentative location for a post-mine bluff feature is presented on Figure C-1. To the extent possible, the reclaimed feature would mimic the existing cliff feature. The actual design would be formulated in consultation with MDEQ during the permitting process. At least two artificial eyries would be constructed on the feature as a part of final reclamation using one of the above-described methods. Specification for artificial eyries outlined above would be followed. This would provide additional long-term alternate nest sites to replace the eventual loss of PFlb.

At least one artificial site would be created on a native cliff/bluff feature in the vicinity of PFlb. Twenty potential eyries were identified within a five-mile radius of PFlb. Those sites were identified during an aerial survey conducted in April 2006 to search specifically for potential prairie falcon eyries. The sites ranged in suitability from competent sandstone cliffs to loose, eroding scoria embankments. All 20 sites are depicted on Figure C-1 and described in Table C-2. Eleven were in sandstone outcrops and nine were scoria cutbanks. It was decided following evaluation of these potential sites that the best alternative for the construction of an artificial eyrie was on the same cliff/bluff feature that currently hosts eyrie PFla. This feature is obviously within the territory and falcons using the territory would likely recognize any newly created eyrie on the cliff/bluff by as a potential alternate nest site. The artificial eyrie would be constructed prior to the 2008 breeding season using one of the above-described methods. Specifications for artificial eyries outlined above would be followed. This would provide an almost immediate alternate nest site to replace the eventual loss of PFlb.

Strategic Relocation Contingency

In the unlikely event that, despite deterring efforts, prairie falcons resumed use of PFlb (or other sites on the same cliff) at a time that would conflict with mining activity, SCCC would evaluate the potential for a strategic relocation of the nesting pair. By moving nestlings incrementally on an artificial platform to a new location where the adults could raise them to fledging, SCCC could refocus the pair on a new nest site. The new location could be an actual cavity (natural or created) in a nearby cliff or an artificial nest box mounted to a pole. This has been done successfully with other species of raptors. State and Federal permits would be required to undertake such an endeavor.

CONCLUSIONS

The territory that includes prairie falcons eyries PFla and PFlb is one of at least 10 historic falcon territories within approximately 10 miles of site PFlb. Falcons occupying the territory have an irregular history of nesting success. One known nest site would be affected by the proposed expansion of mining operations. SCCC has formulated an adaptive, multi-faceted mitigation plan to offset negative impacts of the proposed development. The plan provides for: 1) protection of PFlb prior to nest removal, 2) further investigation of the movements and home range of falcons nesting in the area, 3) creation of new eyries and the replacement of lost nesting habitat, and 4) measures to prevent the displacement of active falcon pairs from the area. A deliberate and coordinated approach will allow energy development objectives to be accomplished without imposing significant negative impacts on raptor resources in the area.

REFERENCES

References cited in Appendix C are found in Chapter 6 of the EA document

Table
C-2:   Basic descriptions of the 20 potential prairie falcon eyries identified in the vicinity of the Spring Creek Mine.

Site #[1]	Substrate	Description
1	sandstone	Modest outcrop
2	sandstone	Small outcrop
3	sandstone	Modest outcrop
4	scoria	Low embankment
5	scoria	Low embankment
6	sandstone	Prominent cliff
7	sandstone	Modest outcrop
8	scoria	Loose rock, marginal site
9	sandstone	Prominent outcrop
10	sandstone	Prominent outcrop
11	sandstone	Modest outcrop
12	sandstone	Modest outcrop
13	scoria	Modest outcrop
14	sandstone	Prominent outcrop
15	scoria	Prominent outcrop
16	sandstone	Modest outcrop
17	scoria	Modest embankment
18	scoria	Prominent embankment
19	scoria	Modest embankment, loose material
20	scoria	Low embankment

1
Refer to Figure C-1 for Site locations.

DEPT. OF INTERIOR BUR. OF LAND MANAGEMENT 2007 JUL 20 AM 10 38 RECEIVED MONTANA STATE OFFICE BILLINGS MONTANA

APPENDIX D

PROPOSED MITIGATION OF PETROGLYPH SITE 24BH404

 Appendix D

DEPT. OF INTERIOR BUR. OF LAND MANAGEMENT 2007 JUL 20 AM 10 38 RECEIVED MONTANA STATE OFFICE BILLINGS MONTANA

APPENDIX D

PROPOSED MITIGATION OF PETROGLYPH SITE 24BH404

Petroglyph Site 24BH404

Petroglyph site 24BH404 is located in the SWSENWNE; NWNESWNE. Section 14, T8S R39E. The site is at the base of a 30 m high sandstone escarpment on the south side of the ridge separating South Fork Monument Creek and Spring Creek drainage systems. It is on the south facing and west facing sides of a finger like projection of sandstone within the Spring Creek drainage system. The linear site measures 35 m along the west face of the cliff and 60 m along the south face. The site consists of 46 panels of petroglyphs including modem, historic and prehistoric glyphs. The prehistoric glyphs are exclusively on the south-facing wall (Munson and Ferguson 1998).

The prehistoric glyphs consist of anthropomorphic, zoomorphic and miscellaneous incised lines. Anthropomorphic figures include 19 shield bearers, four V-neck, one stick figure, one square-shouldered figure, two neckless shouldered figures, and three "Y" stick figures. Four of the figures have horned headdresses and four have feathered headdresses. Material culture expressed in the glyphs include two arrows and 11 spears. Zoomorphic figures include one bison, two bear, one antlered animal, one hoof print, two bear paws and three that do not have recognizable animal form. Miscellaneous glyphs include 32 tally marks and two geometric designs. Historic/modern glyphs include initials and aircraft.

Site 24BH404 is eligible for the NRHP under Criteria C and D because of the prehistoric rock art. The rock art contains clearly recognizable motifs whose styles have been documented elsewhere in the region. The glyphs have the potential to add important information (Criterion D). The glyphs are examples of distinctive design and style (Criterion C) and reflect the cognitive expressions of prehistoric inhabitants in a way that other site types and constructions cannot.

Goals and Objectives for Petroglyph Site 24BH404

The primary objectives of this mitigation plan are to document the glyphs in detail, to interpret the glyphs in terms of specific research questions, and to preserve the glyphs.

Documentary objectives include:

  1)
  record through photographic means all prehistoric glyphs at the site;

  2)
  record through detailed scale drawings the prehistoric glyphs at the site;

  3)
  record the prehistoric glyphs through detailed tracings on clear plastic sheeting; and

  4)
  describe in detail each glyph with special emphasis on super-impositioning of elements.

Interpretive objectives include:

  1)
  analyze the glyphs through super-impositioning by overlaying the elements, as done by Keyser (1987);

  2)
  classify the glyphs and elements descriptively (e.g., Loendorf and Porsche 1985);

  3)
  compare and analyze the panels as a whole, as well as the individual elements within the framework of intrasite and intersite rock art, and;

  4)
  attempt to classify the glyphs and elements by their cultural or historic tribal affiliation (e.g., Conner 1984 and 1989; Schuster 1987; Keyser 1975, Sundstrom and Keyser 1998, Gebhard [ILLEGIBLE] 1994).

Preservation objectives include:

  1)
  make a latex casting of the appropriate panels so a plaster of Paris casting can be made and curated at the appropriate repository, preferably at the BLM Curation Facility in Billings;

  2)
  cut and remove the appropriate panels from the sandrock outcrop (e.g., Waage and Bohman 1991), and;

  3)
  curate and display the salvaged panels at a suitable site.

Mitigation Plan for Petroglyph Site 24BH404

The work is divided into six main tasks to mitigate impact to the site. Task 1 is the recordation of the glyphs, Task 2 is the testing in front of the glyph panels, Task 3. is the analysis of the fieldwork and research, Task 4 is report preparation, Task 5 is the removal of the rock art panels, and Task 6 is the display and curation of salvaged rock art panels.

        Task I.    Rock Art Recording Methods and Techniques

A map will be made of the site area. The map will record the topography in 1 m contour intervals. Using a total station, each of the glyphs will be tied into the grid vertically.

Each glyph will be given a number designation and each will be labeled by means of a small piece of masking tape. The labels provide a reference point to insure consistency in recording each glyph.

Tracings of the prehistoric glyphs will be made on clear plastic. Observations of superimpositioning and other glyph attributes will be made on sketches and on tracings as appropriate.

Times for the photography of the panels will be determined to take advantage of the angle of the sun.

Black and white photography as well as color transparency film will be used to document each glyph and element. Side lighting is recognized as essential to the photography of the glyphs and this will be accomplished through synchronized flash, reflectors, natural lighting or a combination of methods. For each glyph or element, a black and white metric scale should be attached to the panel with double-sided tape. Vertical scales (if used) will have an arrow designating "up". Scales will be attached using a hand level so they are exactly vertical or horizontal. A 50 mm lens will be used when possible to minimize distortion although a wide-angle lens may be required in some instances. Where possible the photographs will be taken with the camera level and opposite the glyph to minimize distortion. The scale drawings of the glyphs will be checked for accuracy against the photographs. All superimpositions will be noted and separated as described by Keyser (1987).

The panels and site will be digitally recorded. A variety of enhancement techniques are available to enhance subtle details in the rock face and petroglyph. The images can be merged (stitched, spliced, joined) to form a continuous image. This is useful for representing large panels at a very high resolution and for site overviews. The digital information can also be used for desktop virtual reality where panoramas of images can be accessed using interactive techniques. This makes it possible. to navigate through layers of various motifs or elements on a particular petroglyph panel and for three-dimensional imaging of the site and panels. Digital video will also be included as part of the work at the site This media works well for not only documentation but also for presentations.

        Task 2.    Testing in Front of Petroglyph Panels

Several l-m2 units will be placed in front of the petroglyph panels in search for subsurface cultural remains that may add to the understanding of the panels. Generally, little is found below rock and [ILLEGIBLE] but sometimes substantial cultural deposits are found (e.g., Loendorf 1990 and Fredlund and 1993).

        Task 3.    Analysis and Research

In order to address the research objectives, analysis will entail examination of published reports for the region that addresses archaeological studies, rock art sites, ethnographic and ethnohistoric information and other related materials. The glyphs will be discussed in terms of their type (after Loendorf and Porshe 1985) and classified according to a database system developed by GCM. Analysis will follow suggestions and hypotheses presented in the rock art literature, e.g., Schuster (1987), Conner (1984 and 1989), Sundstrom (1987).

        Task 4.    Report Preparation

The draft report will include an introduction explaining the purpose, background, and goals of the project. A general physical description of the site and the area will be included. A discussion of rock art in local and regional context will be included. The glyphs will be displayed by using a superimposed graph similar to Keyser's 1987 work. Black and white, and/or color photographs will be included for each glyph or element. Each glyph, element or motif will be described in detail.

The final section of the report will summarize the results of the research. Interpretation of the glyphs will relate to the superimpositioning of the glyphs and possible rock art chronology as has been proposed by others (e.g., Keyser 1987, Loendorf 1988, Conner 1984 and 1989.

The report will be written in a form readily publishable in a professional journal, such as Archaeology in Montana.

        Task 5.    Removal of Rock Art Panels

Three successful attempts at removal of rock art panels in southeast Montana have been documented. The procedures involved are discussed below to facilitate the discussion regarding site 24BH404.

The first salvage removal of local petroglyph panels took place in 1987 at Ellison's Rock (24RB1019), located on Western Energy Company's (WECO) Rosebud Mine property (Waage and Bohman 1991). The petroglyph panels at Ellison's Rock were described in detail prior to their removal (Conner 1984). An electric rotary drill was used to drill a series of holes around individual petrogylph panels. The detached panels were dropped onto cargo pallets covered with sand. Then a forklift was used to lift the loaded pallets onto a truck bed. One of the panels is on display at the Historical Society Museum in Helena. The remaining panels are in Western Energy Company's warehouse awaiting a permanent place for curation.

In 1999 petroglyph site 10 Warrior (24RB513) at the Rosebud Mine was to be destroyed by mining activities. The panel was described and extensively photographed prior to its removal (Munson and Ferguson 1992). The salvage of this petroglyph panel was done under the direction of Jack Erwin, then with WECO. Gene Munson, GCM Services, observed the method used to remove the panel. Since the site consisted of one large panel, the goal was to remove it in one piece. Achieving this goal was extremely difficult since there was a natural fracture in the rock face near one end of the panel. The approach used by Waage worked for smaller panels but would not work on a large panel as at 10 Warrior. Ervin removed the sandstone outcrop above the panel prior to removing the panel. This entailed the removal of the top five meters of the outcrop. The panel was first covered with plastic sheeting taped to the rock face. A chain saw equipped with a chain used for cutting wood was used to cut the sandstone rock. A garden hose with a small stream of water was directed onto the cutting bar. A ramp was constructed for forklift access to aid in the removal of the panel. A cut was made immediately below and at each end of the panel. Then a cut was made approximately 60 cm behind the panel face. The approximately 2.3 m long by 0.8 m high by 0.6 m thick block of sandstone containing the panel was then slid onto a steel plate that was on the forks of a fork lift. The forklift then placed the panel on a flatbed truck. The natural fracture in the rock did not expand during the removal of the panel. This approach to removing the large panel was very successful. The panel is now on display in a glassed wooden case at the new medical facility in Lame Deer.

In 1999, personnel from GCM Services and SCCC salvaged the most intact panel at site 24BH1046. The petroglyph panels were rapidly deteriorating and planned mining activities were likely to destroy the site. The site was recorded prior to salvage (Taylor, et al. 1984). A latex mold was made of the panel prior to its removal. The method used to remove the panel was a combination of that used by Waage and by Erwin. A series of holes were drilled with a hammer drill and a chainsaw equipped with a chain for cutting wood was used to cut the spaces between the holes. A natural cavity in the rock face beside the panel was enlarged and used to drill and make the cut behind the panel. The panel was then slid onto a steel plate and onto the front bucket of a rubber tired backhoe. From there it was loaded onto a truck and taken SCCC mine facilities for storage.

The height of the cliff feature and the size and number of rock art panels associated with Site 24BH404 present unique salvage challenges. It is likely that not all of the 46 panels would be salvaged. The specific panels to be salvaged will be determined through consultation with the BLM, MDEQ, Montana State Historic Preservation office, the Advisory Council on Historic Preservation, and appropriate Native American tribes. Safety will be a primary factor in determining if and how individual panels will be removed. Detailed plans for individual panel salvage will vary according to situations encountered at each panel site. Methods will likely be a combination of those used by Waage and Erwin. A rock cutting chain would be used instead of one designed for cutting wood for the removal of the petroglyph panels at Petroglyph Site 24BH404. Removal of portions of the sandstone cliff above each salvaged panel will also be considered, which would facilitate the controlled removal of large rock art panels.

        Task 6.    Curation and Display of Petroglyph Panels

There are four options for the curation and display of the salvaged panels:

  •
  SCCC would donate the panels to a Sheridan County, Wyoming museum,

  •
  SCCC would donate the panels to an appropriate Native American tribe,

  •
  SCCC would retain possession of the panels or

  •
  a combination of the above options.

This task should be started well in advance of the actual salvage operation to ensure that the action would adequately preserve Native American history and culture.

REFERENCES

References cited in Appendix D are found in Chapter 6 of the EA document.

QuickLinks

  Exhibit 10.14
  Appendix D